EXHIBIT 99(b)

 FOR RELEASE:  Feb. 1, 1999, 6:00 am

 CONTACTS:

      NEES                             EUA

      Investors:                       Investors:
      Bob Seega, 508-389-2178          Clifford J. Hebert, 617-357-9590

      Media:                           Media:
      Cathy Fair, 508-389-3102         Fred Mason, 508-559-2000 x3662


             NEES AND EUA TO MERGE IN $634-MILLION TRANSACTION

           Industry Restructuring-Driven Consolidation Continues

      WESTBOROUGH, Mass., Feb. 1, 1999   In the latest consolidation driven
 by the restructuring of the region's electricity industry, New England Electric System (NYSE:NES) and Eastern Utilities Associates (NYSE:EUA) announced today that they have signed a merger agreement under which NEES will acquire all outstanding shares of EUA for $31 per share in cash, subject to upward adjustment, as described later.

      The merger agreement values the equity of EUA at approximately $634 million and represents a 23% premium above the price of EUA shares on Dec. 4, 1998 (the last trading day before other regional merger announcements affected EUA's share price), and a 5% premium above the closing price on Jan. 29, 1999.

      NEES is New England's second largest electric utility, serving 1.3 million customers through its regulated electric companies in Massachusetts, Rhode Island and New Hampshire. The company announced on Dec. 14, 1998, that it will merge with National Grid Group plc, the world's largest independent transmission company, which is based in Coventry, England. Upon completion of that merger, NEES will become a wholly owned subsidiary of National Grid.

      The NEES/EUA merger is not contingent upon the NEES/National Grid merger closing, but has the full support of National Grid, according to Rick Sergel, president and chief executive officer of NEES.

      EUA is a Boston-based public utility holding company whose subsidiaries include electric transmission and distribution utilities in southeastern Massachusetts and northern and south coastal Rhode Island. These utilities provide electric service to approximately 300,000 customers.

      Upon completion of the merger, EUA's operations will be merged into NEES's. The combined company will serve 1.6 million electricity customers in 228 New England communities. The new company will serve more electricity customers in both Massachusetts and Rhode Island than any other company.

      NEES and EUA consistently have been the two lowest-cost, major electric companies in the region. It is expected that the geographical fit of the two companies will result in even greater efficiencies. The companies expect to file a rate plan with state regulators in the near future, which will maintain NEES's low rates, and bring EUA's rates to NEES levels in the future.

      "This merger of New England's two most cost-conscious electric companies is a natural fit in philosophy, geography and corporate structure," Sergel said. "Furthermore, it is the first step in fulfilling the promise of the NEES/National Grid merger."

      "EUA and NEES share a long history of providing customers with high-quality service at low rates. The synergies between the two companies will create an even stronger company for our customers," EUA Chairman and Chief Executive Officer Donald G. Pardus said. "Equally important, NEES and EUA customers will continue to receive the same great service from the same people."

      Sergel will be president and chief executive officer of the combined company upon completion of the merger. Both Pardus and EUA President and Chief Operating Officer John R. Stevens have opted to retire upon the merger's completion. EUA board members will be offered positions on the NEES Advisory Board, and Pardus and Sergel will appoint a transition team representing both companies. EUA Executive Vice President Robert G. Powderly will become president of New England Power Service Company, NEES's subsidiary that provides administrative and support services to the other subsidiaries.

      "These are the logical steps to take to ensure a smooth transition as EUA and NEES mesh into a larger, even more efficient, finely tuned operation," Pardus said.

      The combined company will have approximately 250 fewer positions. "Our goal is to attain this through voluntary early retirement and attrition," Sergel said. NEES will honor EUA's labor contracts.

      The merger is subject to regulatory approvals by the Securities and Exchange Commission, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, and the state utility commissions in Massachusetts and Rhode Island. NEES expects to submit all principal regulatory filings, related both to EUA and National Grid, this month. The merger also requires approval by EUA shareholders. The merger is expected to be completed by early 2000.

      EUA shareholders will receive a cash payment of $31 for each share held when the merger is completed. The cash payment will be subject to an increase of $0.003 per share per day if the merger is not completed on or before the date following six months after approval of the merger by EUA shareholders.

      NEES will finance the acquisition in part with cash received from the sale of its generating business in September 1998.

      EUA shareholders will continue to receive dividends at the current level as declared by the EUA Board of Trustees, until closing of the merger.

      Merrill Lynch & Co., Inc. served as financial advisor and delivered a fairness opinion to NEES, as did Salomon Smith Barney Inc. for EUA.

      NEES is a public utility holding company headquartered in Westborough, Mass. Massachusetts Electric Company serves 970,000 customers in 146 communities, and Nantucket Electric Company serves 10,000 customers on the island of Nantucket. Narragansett Electric Company serves 330,000 customers in 27 Rhode Island communities, and Granite State Electric Company serves 36,000 customers in 21 New Hampshire communities.
 Information about NEES is available on the World Wide Web at http://www.nees.com.

      Unregulated NEES subsidiaries include AllEnergy, an energy marketing company, and NEESCom, a telecommunications company. NEES subsidiaries employ 3,200 people.

      EUA is a public utility holding company headquartered in Boston, Mass., whose shares are traded on the New York and Pacific Stock Exchanges. Subsidiaries include Eastern Edison Co., which serves 184,000 customers in 22 communities; Blackstone Valley Electric Co., which serves 85,000 customers in 7 communities; and Newport Electric Corp., which serves 33,000 customers in 4 communities. Unregulated subsidiaries include EUA Cogenex Corp. Together, the regulated and unregulated companies are known as the EUA System. Information about EUA is available on the World Wide Web at http://www.eua.com.




 This news release may contain statements that are "forward looking statements" under the federal securities law. Actual results could differ materially from those discussed, and there can be no assurance that estimates of future results can be achieved. For a list of factors that could influence results, please refer to the earnings section of NEES's Form 10-Q for the period ended Sept. 30, 1998. The NEES/EUA merger is also subject to contingencies as discussed herein. The NEES/National Grid merger is subject to the contingencies listed in NEES's Form 8-K dated Dec. 11, 1998.